Exhibit 10.4

Execution Version

Artemis Sponsor, LLC
3310 East Corona Avenue,

Phoenix, Arizona 85040

August 7, 2023

Danam Health Inc.

100 Whitaker Road

Lutz, FL 33549
Attn: Suren Ajjarapu, Chief Executive Officer

Artemis Strategic Investment Corporation
3310 East Corona Avenue,

Phoenix, Arizona 85040

Attn: Philip Kaplan, President

Re:       Founder Share Letter

Dear Mr. Kaplan and Mr. Ajjarapu:

Reference is hereby made to that certain Agreement and Plan of Merger Agreement, dated as of August 7, 2023 (as it may be amended, the “Merger Agreement”) by and among Artemis Strategic Investment Corporation, a Delaware corporation (including any successor thereto, the “Purchaser”), ASIC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), Artemis Sponsor, LLC, a Delaware limited liability company (“Sponsor”), in the capacity as the Purchaser Representative thereunder, Suren Ajjarapu, an individual, in the capacity as the Seller Representative thereunder, and Danam Health, Inc., a Delaware corporation (the “Company”). Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Company to enter into the Merger Agreement, Sponsor, has agreed to enter into this letter agreement (this “Agreement”) relating to a portion of the 5,031,250 shares of the Purchaser Class B Common Stock purchased by Sponsor in a private placement prior to the Purchaser’s initial public offering (the “Founder Shares”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the undersigned parties hereby agrees as follows:

1.	Upon and subject to the Closing, during the period from the Closing Date until and including, the date which is 18 months following the Closing Date (the “Termination Date” and such period, the “Earnout Period”), Sponsor will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, 2,000,000 of the Founder Shares owned by Sponsor (the “Earnout Shares”), unless and until a Release Event has occurred.

2.	The Earnout Shares shall vest and no longer be subject to the restrictions on transfer and voting as follows (each a “Release Event”):

(a)	The Earnout Shares shall vest and no longer be subject to the transfer and voting restrictions in this Agreement on the earlier of (i) the Termination Date, and (ii) the date on which the volume weighted average price of the Purchaser Class A Common Stock on the principal exchange on which such securities are then listed or quoted shall have been at or above $10.00 for twenty (20) or more trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Earnout Period, subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the shares of the Purchaser Common Stock after the Closing.

(b)	all of the Earnout Shares shall vest and no longer be subject to the transfer or voting restrictions in this Agreement upon the first of any of the following to occur:

(i)	if the Purchaser is merged, consolidated or reorganized with or into another Person (an “Acquiror”) and as a result of such merger, consolidation or reorganization, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of the Acquiror or surviving or resulting entity is owned in the aggregate by the stockholders of the Purchaser, directly or indirectly, immediately prior to such merger, consolidation or reorganization, excluding from such computation the interests of the Acquiror or any Affiliate of the Acquiror (the “Pre-Transaction Purchaser Equityholders”);

(ii)	the Purchaser and/or its subsidiaries sell, assign, transfer or otherwise dispose of, in one or a series of related transactions, all or substantially all of the assets of the Purchaser and its Subsidiaries, taken as a whole, to an Acquiror, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of which, immediately following such sale, assignment or transfer, is owned in the aggregate by the Pre-Transaction Purchaser Equityholders; or

(iii)	a Schedule 13D or Schedule 14D report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding shares of Purchaser Class A Common Stock as shall be greater than the percentage of such shares that, at the date of such filing, is held by any other person or group that held more than 50% of the voting or economic power of the Purchaser immediately after the Closing.

3.	Until the Earnout Shares have vested, Sponsor shall not have full ownership rights (including the right to vote such shares and to receive dividends and distributions thereon) with respect to such Earnout Shares. Upon the vesting of any such Earnout Shares pursuant to the terms of this Agreement, Sponsor shall automatically obtain full ownership rights (including the right to vote such shares and to receive dividends and distributions thereon) with respect to such vested Earnout Shares.

4.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor liquidates and distributes to its members all securities of the Purchaser that it owns in accordance with its organizational documents, Sponsor may, without obtaining the consent of any other party hereto, transfer the Founder Shares and its rights and obligations under this Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement; provided further, that the Purchaser may, after the Closing and without obtaining the consent of any other party hereto, assign this Agreement to an Affiliate or in connection with the acquisition of the Purchaser or all or substantially all of its assets (whether by merger, consolidation, sale or otherwise). Any purported assignment in violation of this Section 4 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

5.	This Agreement (including the Merger Agreement to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

6.	This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 9.2 of the Merger Agreement, with notices to the Purchaser and the Company being sent to the addresses set forth therein and with notices to the Sponsor being sent to the address set forth on the first page of this Agreement (and with a copy for (which shall not constitute notice) sent to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, USA, Attn: Barry I. Grossman, Esq., Facsimile No.: (212) 370-7889, Email: bigrossman@egsllp.com).

8.	This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 9.5 through 9.9, 9.13 and 9.14, of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

9.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

ARTEMIS SPONSOR, LLC

By:	/s/Philip N. Kaplan
Name:	Philip N. Kaplan
Title:	Managing Member

Accepted and agreed, effective as of the date first set forth above:

DANAM HEALTH INC.

By:	/s/Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Chief Executive Officer

ARTEMIS STRATEGIC INVESTMENT CORPORATION

By:	/s/Philip N. Kaplan
Name:	Philip N. Kaplan
Title:	President and Co-Chief Executive Officer

[Signature Page to Founder Share Letter]